Exhibit 99.1

NEWS Priority Healthcare Corporation 250 Technology Park Lake Mary, FL 32746 (407) 804-6700 Fax (407) 804-5675

FOR RELEASE 10/28/04 @ 7:00 A.M. EASTERN

PRIORITY HEALTHCARE ANNOUNCES RECORD QUARTERLY SALES RESULTS

Lake Mary, FL, October 28, 2004 – Priority Healthcare Corporation (Nasdaq: PHCC) reported results for the third quarter and nine months ended October 2, 2004.

For the third quarter, sales increased 21% to $440 million, compared to the third quarter of 2003. Operating earnings increased 8% to $20.8 million, net earnings grew 4% to $12.6 million and diluted earnings per share increased 4% to $.29.

For the nine month period, sales increased 20% to $1.28 billion, compared to the same period last year. Excluding the second quarter restructuring charge, operating earnings increased 6% to $61.3 million, net earnings grew 3% to $37.9 million and diluted earnings per share increased 2% to $.86. Including the second quarter charge, operating earnings increased 4% to $60.0 million, net earnings increased 1% to $37.0 million and diluted earnings per share stayed the same at $.84.

“We are pleased that we met our revised sales forecast and earnings guidance for the third quarter. The strong sales performance was led by ophthalmology, oncology, neurology and our recent acquisitions of Integrity Healthcare Services and HealthBridge. Our integration of these acquisitions is on track and they are meeting our expectations,” stated Steve Cosler, President and Chief Executive Officer. “Our performance was achieved despite the challenging hurricane season in Florida, which impacted our approximately 550 employees in the state, as well as the public health challenges surrounding the lack of Fluvirin® for the 2004 flu season.”

“This quarter we also announced our new pharmacy partnership with Aetna. This agreement, which is the largest specialty pharmacy contract in the industry, further validates our leadership position. The development of the new operation is underway in Orlando and will be partially funded with $1.2 million in tax incentives provided by the State of Florida and Orange County. This initiative will accelerate our clinical management development that will benefit all of our current and future customers, moving us closer to disease management capabilities in all of our key disease states.”

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer, stated, “Our 21% sales increase for the quarter was driven by 16% organic growth. Our gross profit increased 130 basis points to 11.8% sequentially, from the second quarter. SG&A expense increased 130 basis points sequentially, from the second quarter, driven by our recent acquisitions and investments we have made in current projects and future opportunities.”

Mr. Saft continued, “Our balance sheet remains strong with $79 million in cash and marketable securities, offset by $45 million drawn on our line of credit. Cash flow from operations was $6 million for the third quarter. Our trade DSO’s were 43 days, an increase of 4 days from the second quarter, primarily driven by our Integrity acquisition. Our inventory turns were 14, an increase of two turns from the third quarter of last year. Return on committed capital and invested capital for the quarter were strong at 44% and 27%, respectively, which we believe is among the highest in the industry.”

Mr. Cosler concluded, “Strategically, our results for the quarter were significant, with the integration of our two acquisitions and the completion of our new Aetna agreement. We remain committed to capitalizing on the momentum of the specialty industry by continued investment in new projects, completion of our Compass system implementation, adding new product and service offerings and making selective acquisitions to build out our hub and spoke operating platform. We will continue to take a very disciplined approach across all aspects of our business to assure we maximize our returns.”

As previously announced, a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 AM Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

About Priority Healthcare Corporation

Priority Healthcare Corporation is a national specialty pharmacy and distributor that provides biopharmaceuticals, complex therapies, and related disease treatment services. Priority Healthcare provides comprehensive programs for patients, payors, physicians, and pharmaceutical manufacturers for a growing number of disease states including cancer, hepatitis C, respiratory and pulmonary conditions, infertility, rheumatoid arthritis, hemophilia, multiple sclerosis, Parkinson’s disease, and macular degeneration. Additional information regarding Priority Healthcare is available online at www.priorityhealthcare.com

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:

Stephen Saft, Chief Financial Officer

(407) 804-6700

PRIORITY HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(000’s omitted, except share data)

(unaudited)

	Nine-month period ended October 2, 2004	Nine-month period ended September 27, 2003	Three-month period ended October 2, 2004	Three-month period ended September 27, 2003
Net sales	$1,279,854	$1,064,891	$440,159	$362,855
Cost of products sold	1,139,147	947,450	388,332	323,483

Gross profit	140,707	117,441	51,827	39,372

Selling, general and administrative expense	74,841	56,506	29,269	18,981
Restructuring charge	1,317	—	—	—
Depreciation and amortization	4,577	3,137	1,778	1,127

Earnings from operations	59,972	57,798	20,780	19,264

Interest income	508	1,058	139	246
Interest expense	(635)	—	(439)	—
Minority interest	(255)	—	(92)	—

Earnings before income taxes	59,590	58,856	20,388	19,510
Provision for income taxes	22,546	22,071	7,747	7,316

Net earnings	$37,044	$36,785	$12,641	$12,194

Earnings per share:
Basic	$.85	$.85	$.29	$.28
Diluted	$.84	$.84	$.29	$.28
Weighted average shares outstanding:
Basic	43,380,899	43,452,856	43,531,489	43,259,781
Diluted	44,008,150	44,024,550	44,160,814	43,773,728

RECONCILIATION OF NET EARNINGS TO NET EARNINGS, EXCLUDING RESTRUCTURING CHARGE

	Nine-month period ended October 2, 2004	Nine-month period ended September 27, 2003	Three-month period ended October 2, 2004	Three-month period ended September 27, 2003
Net earnings	$37,044	$36,785	$12,641	$12,194

Restructuring charge, net of applicable income taxes	817	—	—	—

Net earnings, excluding restructuring charge	$37,861	$36,785	$12,641	$12,194

Earnings per share, excluding restructuring charge:
Basic	$.87	$.85	$.29	$.28
Diluted	$.86	$.84	$.29	$.28

PRIORITY HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	(unaudited) October 2, 2004	January 3, 2004
Cash and cash equivalents	$70,641	$47,719
Marketable securities	8,624	15,317
Receivables, net	236,795	172,206
Finished goods inventory	107,898	117,218
Other current assets	36,552	20,642
Fixed assets, net	37,691	29,780
Other assets	162,430	111,127

Total assets	$660,631	$514,009

Current liabilities	$199,425	$164,663
Line of credit	45,274	—
Long-term debt	—	—
Other liabilities	6,490	6,437
Minority interest	23,255	—
Shareholders’ equity	386,187	342,909

Total liabilities and shareholders’ equity	$660,631	$514,009